Exhibit 10.31

NPK INTERNATIONAL INC.
CHANGE IN CONTROL PLAN
(As amended and restated effective January 1, 2026)

ARTICLE I
PURPOSE
This NPK International Inc. Change in Control Plan (the “Plan”) has been amended and restated by NPK International Inc. effective as of January 1, 2026. The Plan offers participants certain protections if their employment or service with the Company, or its Affiliates, is terminated in the event of a change in control. The Plan was initially approved by the Company’s Board of Directors (the “Board”) on November 16, 2020 and most recently amended and restated effective as of February 20, 2024. The uncertainty created by a possible change in control may result in loss or distraction of employees. The Company considers it in the best interests of its stockholders to provide protection against such loss and distraction to employees so as to help motivate them to continue acting in the best interest of stockholders in the event of a possible or actual change in control, to provide a consistent framework under certain qualifying terminations of employment and to protect the Company’s confidential information, trade secrets and customer relationships. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article II.
ARTICLE II
DEFINITIONS AND USAGE
2.1Definitions. Wherever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning:
(a)“Administrator” means the Committee, or any officer or employee of the Company to whom the Committee delegates its duties and authority as Administrator.
(b)“Affiliate” means any (a) subsidiary corporation (or other entity) of the Company within the meaning of section 424(f) of the Code, (b) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company, or (c) any other entity which is designated as an Affiliate by the Board or the Committee.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means:
(1)Participant’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Participant’s part constituting a felony;
(2)Dishonesty, willful misconduct or gross neglect by Participant of his or her obligations ascribed to him or her expressly by a supervisor or otherwise implied by his or her role within the Company that results in material damage (including reputational or fiscal) or material loss to the Company, including loss of material future opportunities;
(3)appropriation (or an overt act attempting appropriation) by Participant of a material business opportunity of the Company;

(4)theft, embezzlement or other similar misappropriation of funds or property of the Company by Participant; or
(5)the failure of Participant to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Participant provided Participant has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice. “Cause” shall not include a Participant’s refusal to accept a change in the geographic location of Participant’s principal place of employment to a location more than thirty (30) miles from Participant’s then current principal place of employment.
(e)“Change in Control” means the occurrence of any one of the following:
(1)a “Takeover Transaction” (as defined below);
(2)any election of directors of the Company takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in the office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board or its nominating committee immediately preceding such election; or
(3)the Company effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets unless immediately following any such sale or disposition of all or substantially all of its assets the individuals who were members of the Board immediately prior to such transaction continue to constitute a majority of the board or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the board or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction.    A “Takeover Transaction” shall mean (i) a merger or consolidation of the Company with, or an acquisition by the Company of the equity interests or all or substantially all of the assets of, any other corporation or entity, other than a merger, consolidation or acquisition in which the individuals who were members of the Board immediately prior to such transaction continue to constitute a majority of the board or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the board or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) one or more occurrences or events as a result of which any individual, entity or group (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities.
(f)“Change in Control Date” means the date as of which a Change in Control shall have occurred.

(g)“Change in Control Period” means the period beginning sixty (60) days before the Change in Control Date and ending on the date that is two years after the Change in Control Date.
(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.
(i)“Code” means the Internal Revenue Code of 1986, as amended.
(j)“Committee” means the Compensation Committee of the Board.
(k)“Company” means NPK International Inc., a Delaware corporation and, as applicable, has the meaning set forth in Section 8.13.
(l)“Compensation” means the Participant’s annual rate of base salary payable by the Employer (exclusive of commissions, bonuses, overtime pay, incentive compensation, benefits under any qualified plan, group medical plan, dental or other welfare benefit plan, non-cash compensation, special allowances and any other additional compensation), or, depending on the context, an equivalent weekly rate, as in effect immediately prior to such Participant’s Termination. Notwithstanding the foregoing, for purposes of Section 4.2, a Participant’s “Compensation” shall be the greatest of such Participant’s Compensation as in effect (i) immediately prior to the Change in Control Date, (ii) on the date of the Participant’s Termination, or (iii) immediately prior to any salary reduction that was imposed upon the Participant within the previous 24 months due to cost cutting measures that were applied in a manner generally consistent with reductions for similarly situated Participants.
(m)“Disability” means the inability of the Participant to perform the Participant’s duties with the Employer on a full‑time basis during the Participant’s applicable employment period as a result of incapacity due to mental or physical illness.
(n)“Effective Date” means November 16, 2020.
(o)“Eligible Employee” means an employee of an Employer who is paid on a payroll originating in the United States who is a Tier 1, Tier 2, Tier 3, or Tier 4 employee; provided, however, that (i) the Committee may designate, by written notice to such Participant, that a Participant shall be assigned to a different Tier, in which case such designation by the Committee shall be controlling, and (ii) any employee of an Employer who has a valid and effective employment agreement or change-in-control agreement as of the Change in Control Date (excluding any agreement pertaining solely to equity awards or cash bonus awards) that expressly provides for severance benefits in the event of a change in control of the Company shall not be considered an Eligible Employee hereunder and therefore shall not be covered by the Plan.
(p)“Employer” means individually, and “Employers” means collectively, the Company and any Affiliate domiciled in the United States.
(q)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(s)“Good Reason” means the occurrence of any of the following, in each case without the Participant’s written consent:
(1)a material reduction in the Participant’s Compensation, aggregate employee benefits including qualified retirement benefits and health and welfare benefits, or annual target bonus opportunity, in effect immediately prior to the date on which a Change in Control occurs;
(2)a material reduction in the Participant’s authority, duties or responsibilities with the Company or any Affiliate, which reduction is considered to be a significant demotion in the scope of Participant’s employment with the Company immediately prior to a Change in Control;
(3) a change in the geographic location of Participant’s principal place of employment to a location more than thirty (30) miles from the Participant’s principal place of employment as of immediately prior to the Change in Control;
(4)a material breach by the Company of any material written agreement between the Participant and the Company in effect immediately prior to the date on which a Change in Control occurs; or
(5)the failure of any successor or assignee of the Company to expressly assume and agree to perform this Plan in accordance with Section 8.13 hereof.    Notwithstanding any of the foregoing, a Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances alleged to constitute Good Reason within ninety (90) days of the initial existence of such circumstances and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. In the event the Company does not timely cure such circumstances and if the Participant does not terminate his or her employment for Good Reason within one hundred and twenty (120) days after the first occurrence of the applicable circumstances, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such circumstances.
(t)“Incentive Plan” means the Second Amended and Restated Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as the same may be amended and restated from time to time, or any successor thereto.
(u)“Participant” means an Eligible Employee who is a participant in the Plan in accordance with Section 3.1.
(v)“Plan” means this Amended and Restated NPK International Inc. Change in Control Plan, as the same may be amended and restated from time to time.

(w)“Pro-Rata Target Bonus” means the Participant’s Target Bonus multiplied by a fraction, the numerator of which is the number of days the Participant was employed during the fiscal year in which the Termination Date occurs and the denominator of which is 365.
(x)“Qualifying Termination” means the Termination of a Participant (1) by the Participant for Good Reason or (2) by the Company or any Employer (i) not for Cause, (ii) by the independent exercise of the Company’s unilateral authority, (iii) not due to Participant’s implicit or explicit request, (iv) when Participant is willing and able to continue the performance of duties (and, without limiting the foregoing, therefore not by reason of death or failure to return to the full-time performance of duties after the end of a Disability), and (v) such Termination otherwise constitutes an “involuntary separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.
(y)“Severance Benefits” means, as applicable, the benefits described in Section 4.2 of the Plan.
(z)“Target Bonus” means the Participant’s target annual bonus opportunity under the Company’s annual bonus plan for the year in which the Termination Date occurs, or if no such target opportunity has been established for such year, the Participant’s most recent target annual bonus opportunity. If a Participant is not eligible for a Target Bonus under the Company’s annual bonus plan, then such Participant’s Target Bonus shall be deemed to be zero.
(aa)“Terminated,” “Termination,” “termination of employment,” “employment termination” and variations thereof, as used in the Plan, mean a termination of employment with the Company or any Employer which constitutes a “separation from service” as that term is defined under Code Section 409A and the Treasury regulations issued thereunder.
(bb)“Termination Date” means the effective date on which the employment of a Participant is terminated during a Change in Control Period.
(cc)“Tier 1” means an Eligible Employee holding the title Chief Executive Officer of the Company as of his or her Termination Date or the Change in Control Date.
(dd)“Tier 2” means an Eligible Employee holding the title Senior or Executive Vice President of the Company as of the Eligible Employee’s Termination Date or the Change in Control Date and any Vice President designated as an Executive Officer (within the meaning of Rule 3b-7 of the Exchange Act) by the Board as of such Eligible Employee’s Termination Date or the Change in Control Date.
(ee)“Tier 3” means an Eligible Employee that serves in any other position designated by the Committee prior to such Eligible Employee’s Termination Date or the Change in Control Date, who is not otherwise included in Tier 1 or Tier 2. Approved Tier 3 positions shall be set forth in Appendix A to the Plan, as the same may be updated from time to time.
ARTICLE III
PARTICIPATION

3.1Participation. An Eligible Employee shall become a Participant in the Plan as of the later to occur of (i) the Effective Date or (ii) the date he or she first becomes an Eligible Employee.
Notwithstanding the preceding, there shall be no duplication of benefits between this Plan and the benefits due an employee of an Employer who is eligible for severance, involuntary termination or substantially similar benefits pursuant to applicable law or under any other plan, program, contract, agreement or arrangement with an Employer.
3.2Eligible Events. A Participant shall be entitled to receive Severance Benefits under the terms of this Plan if the Participant experiences a Qualifying Termination during a Change in Control Period.
3.3Release Required. A Participant shall not be entitled to Severance Benefits if the Participant fails to sign and timely deliver an effective and irrevocable confidentiality agreement and release of claims against the Company and/or Employer, with such confidentiality agreement and release to be in the form requested by the Company in its sole discretion. Such confidentiality agreement and release of claims shall be delivered by the Company to the Participant no later than seven (7) days following the Termination Date, and the Participant must execute (without revocation) and return the release to the Company such that the release is irrevocable on or prior to the date that is sixty (60) days after the Termination Date.
3.4Cooperation. By accepting the Severance Benefits hereunder, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate with the Employer and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or may reasonably be expected to become the subject of litigation or other dispute.
ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS
4.1Right to Severance Benefits. Except as otherwise provided in this Plan, based on a Participant’s Tier, the Participant will be entitled to Severance Benefits under Section 4.2 if the Participant experiences a Qualifying Termination during a Change in Control Period.
4.2Qualifying Termination During Change in Control Period. Subject to the Participant’s compliance with Section 3.3, a Participant entitled to Severance Benefits under Section 4.1 due to a Qualifying Termination during a Change in Control Period shall be entitled to the following:
(a)Annual Base Salary and Bonus.
(1)For a Participant in Tier 1, a payment equal to three (3) times the sum of his or her (A) Compensation, plus (B) the Target Bonus for the fiscal year of the Company immediately preceding the Change in Control Date.

(2)For a Participant in Tier 2, a payment equal to two (2) times the sum of his or her (A) Compensation, plus (B) the Target Bonus for the fiscal year of the Company immediately preceding the Change in Control Date.
(3)For a Participant in Tier 3, a payment equal to the sum of his or her (A) Compensation, plus (B) the Target Bonus for the fiscal year of the Company immediately preceding the Change in Control Date.
Benefits payable pursuant to this Section 4.2(a) shall be paid in a single lump sum payment no later than sixty (60) days after the Termination Date.
(b)Pro-Rata Target Bonus. A Participant shall be entitled to a Pro-Rata Target Bonus, which shall be paid to the Participant in a single lump sum no later than sixty (60) days after the Termination Date; provided, however, that no Pro-Rata Target Bonus shall be payable pursuant to this Section 4.2(b) for the fiscal year in which the Change in Control occurs if such bonus for the fiscal year in which the Change in Control occurs was settled in connection with the Change in Control.
(c)Incentive Benefits. Notwithstanding any provision to the contrary in any applicable plan or agreement that provides for treatment of equity incentive awards in a manner less beneficial to the Participant, all Participants shall be entitled to the following benefits with respect to the awards identified below, as applicable, that are unvested and outstanding at the Termination Date.
(1)Time-Based Incentives. To the extent not vested under the Company’s long-term incentive plans, each as amended, all time-based awards, including any inducement or retention grants, granted to the Participant and outstanding as of the date of the Change in Control, shall become fully vested as of the Termination Date. Any stock option, stock appreciation right or similar award that provides for a Participant-elected exercise shall become fully exercisable and will remain exercisable until the earlier of (i) thirty-six (36) months after Participant’s Termination or any longer period as provided for in any applicable equity plan or award agreements, and (ii) the expiration date of such award.
(2)Performance-Based Incentives. To the extent not vested under the Company’s long-term incentive plans, each as amended, all performance-based awards (which shall not include annual bonus awards otherwise described in Section 4.2(b)) granted to the Participant and outstanding as of the date of the Change in Control, shall fully vest (with performance deemed achieved based on target level performance).        For the avoidance of doubt, this Section 4.2(c) shall apply to any equity awards that, in connection with a Change in Control are granted as replacements of or substitutions for the equity awards held by the Participant immediately prior to the Change in Control.
(d)Health Benefits. The Company shall continue to provide the Participant and such Participant’s eligible family members, based on the cost sharing arrangement between the Participant and the Company in effect on the Termination Date, with continued medical coverage at levels at least equal to those which would have been provided if the Participant had not Terminated for the periods set forth below following the Termination Date:

(1)For Tier 1 Participants, thirty-six (36) months.
(2)For Tier 2 Participants, twenty-four (24) months.
(3)For Tier 3 Participants, twelve (12) months.        Notwithstanding the foregoing, if Participant becomes re-employed and is eligible to receive medical coverage under another employer’s plans, the Company’s obligations under this Section 4.2(d) shall cease. Participant shall promptly report any such coverage eligibility to the Company.                                        If Participant is ineligible under the terms of the Company’s benefit plans or programs to continue to be so covered, or the provision of such coverage is prohibited by law or subjects the Company or any Employer to excise taxes, the Company’s obligation to provide such coverage shall end and the Company shall instead pay to the Participant an amount equal to the monthly cost of COBRA coverage for the Participant and the Participant’s eligible family members less the employee portion of the cost sharing arrangement between the Participant and the Company in effect on the Termination Date, based on the level of coverage in effect as of the Termination Date, for the number of months remaining in the applicable period of continued coverage under this Section 4.2(d).
(e)Personal Time Off (PTO). A Participant entitled to Severance Benefits under this Section 4.2 will also be paid a cash amount in lieu of all accrued unused PTO as of the Termination Date for the year of termination.
(f)Outplacement Benefits. The Participant shall be provided outplacement services commensurate with his or her position and Company policy or practice in effect at the time of termination of employment, but which in no event will exceed the following dollar limits and the applicable of the following number of months from the Termination Date: (i) two (2) years with respect to a Participant in Tier 1, Tier 2 or Tier 3, and not to exceed $25,000 and (ii) one year with respect to a Participant in Tier 4 and not to exceed $15,000. The Participant must initiate the outplacement services and have the terms of the same approved by the Company within sixty (60) days of the Participant’s Termination Date. The amount set forth above shall be paid directly to the outplacement provider based on actual invoiced amounts. In no event shall the outplacement services payments be made directly to the Participant.
4.3Death of Participant. If a Participant dies after a Qualifying Termination but before Participant receives full payment of the Severance Benefits payable to the Participant under this Article IV, any unpaid Severance Benefits will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate. In the case of any incentive benefits to which the Participant is entitled under Section 4.2(c), such awards will be settled into the Participant’s company-sponsored brokerage account in accordance with the terms of the applicable plan or award agreement.

4.4Code Section 280G. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b) (2)) to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reduction (if any) required under this Section 4.4 (the “Payment”), would be subject to the excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company shall automatically reduce (the “Reduction”) such Participant’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction shall not apply. If the Reduction is applicable, the Payment shall be reduced in such a manner that provides the applicable Participant with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each shall be reduced pro rata. All determinations to be made under this Section 4.4 shall be made by an independent public accounting firm selected by the Company and the fees and expenses of the accounting firm will be paid by the Company.
The accounting firm shall provide detailed supporting calculations both to the Company and any applicable Participant. Absent manifest error, any determination by the accounting firm shall be binding upon the Company and any applicable Participant. In any event, the Company shall have no tax gross-up obligation or liability with respect to payment of a Participant’s excise tax liabilities under Section 4999 of the Code.
ARTICLE V
ADMINISTRATION OF THE PLAN
5.1General. Except as otherwise expressly provided in the Plan, the Administrator shall be responsible for administration of the Plan.
5.2Administrator Duties. In addition to duties specifically stated herein, the Administrator shall have full responsibility to represent the Employers and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Administrator, acting in its sole discretion, upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be final, binding and conclusive on all persons having an interest therein. The Administrator shall have the following discretionary responsibilities under the Plan:
(a)To construe and interpret the Plan, to determine the amount, manner and time of payment of any benefits under the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to remedy ambiguities, inconsistencies or omissions all in its sole and complete discretion;
(b)To adopt such rules and procedures as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules;

(c)To delegate its authority to such other committees or officers or employees of the Employers as may be necessary or desirable for the efficient administration of the Plan;
(d)To make determinations as to the right of any individual to a benefit and to direct payments or distributions in accordance with the provisions of the Plan;
(e)To furnish the Employers and the Participants with such information as may be required by them for tax or other purposes in connection with the Plan;
(f)To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements; and
(g)To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Employers), and to allocate or delegate to them such powers, rights and duties as the Administrator considers necessary or advisable to properly carry out the administration of the Plan.
ARTICLE VI
CLAIMS PROCEDURE
6.1Claims. The Administrator will endeavor to administer the Plan fairly and consistently and to pay all benefits to which Participants are properly entitled. All claims for unpaid benefits should be made in writing to the Administrator. The Administrator may request additional information necessary to consider the claim further. If a claim is wholly or partially denied, the Administrator will notify the claimant of the adverse decision within a reasonable period of time, but not later than ninety (90) days after receiving the claim, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial ninety- (90‑) day period. The extension cannot exceed ninety (90) days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the decision. The claim determination timeframes began when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing. Any notice of denial shall include:
(a)The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;
(b)A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and
(c)A description of the Plan’s appeal procedures and timeframes, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse decision on appeal.
6.2Appeal Procedures. A claimant, or a claimant’s authorized representative, may appeal a denied claim within sixty (60) days after receiving the Administrator’s notice of denial. A claimant has the right to:

(a)Submit to the Administrator, for review, written comments, documents, records and other information related to the claim;
(b)Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and
(c)A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.
The Administrator will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than sixty (60) days following receipt of the written request for review, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial sixty- (60‑) day period. The extension notice shall indicate the special circumstances and the date by which the Administrator expects to render the appeal decision. The extension cannot exceed a period of sixty (60) days. The appeal timeframes begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing. If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Administrator sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period. The Administrator’s notice of denial on appeal shall include:
(a)The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;
(b)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and
(c)A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under ERISA.
6.3Satisfaction of Claims. Any payment to a Participant shall to the extent thereof be in full satisfaction of all claims hereunder against the Employers, who may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefore (in addition to any release required under Section 3.3) in such form as shall be determined by the Employers.
6.4Limitations on Actions. A Participant must bring any legal or equitable action to contest a final decision made with respect to a claim under this Plan within two years of the date that the Administrator sends written or electronic notification of the final claims determination to the Participant, or the Participant’s right to bring such a legal or equitable action will be waived.
ARTICLE VII
AMENDMENT OR TERMINATION OF PLAN

7.1Amendment. While the Company expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time by action of the Board or the Committee. Notwithstanding the preceding, no such amendment that will adversely affect the rights or benefits of any Participant shall become effective after (i) such Participant’s Termination Date or (ii) the occurrence of a Change in Control Date, without such Participant’s written consent.
7.2Right to Terminate. The Plan will terminate as to all Employers on any date specified by the Company if written notice of the termination is given to the Administrator, the Participants and the Employers by the Company. The Plan will terminate as to an individual Employer (including the Company) on the first to occur of the following:
(a)The date it is terminated by such Employer if written notice of the termination is given to the Company, the Participants, the other Employers and the Administrator;
(b)The date such Employer is judicially declared bankrupt or insolvent; and
(c)The dissolution, merger, consolidation or reorganization of such Employer, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made with the consent of the Company whereby the Plan will be continued by any successor to such Employer or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for such Employer under the Plan; provided, however, that in the event that such event constitutes a Change in Control, this Section 7.2(c) shall not apply to terminate the Plan.
7.3Exception to Termination or Amendment. During the Change in Control Period, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1Unfunded Plan. Nothing herein shall require the Company or any Employer to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions by the Company, any Employer or the Administrator shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Employer and the Participant or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employers. The obligation of the Employers hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that a Participant is entitled to receive payments from an Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer, no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Employer. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

8.2Non-guarantee of Employment. None of the establishment of the Plan, any modification or amendment thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company, any Employers or the Administrator except as provided herein. Under no circumstances shall the maintenance of the Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the employ of any Employer.
8.3Nonalienation of Benefits. The rights or interests of any Participant to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which such Participant may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.
If a Participant is indebted to the Employer at any time when payments are to be made by the Employer to the Participant under the provisions of the Plan, the Employer shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness, subject to compliance with Code Section 409A. Any election by the Employer not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.
8.4Payment with Respect to Incapacitated Persons. If any person entitled to benefits under the Plan is under a legal disability, a minor or, in the Administrator’s opinion, incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrator may direct the payment of such benefits to such person’s legal representative or to a relative or friend of such person for such person’s benefit, or the Administrator may direct the application of such benefit for the benefit of such person in any manner which the Administrator may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this Section 8.4 shall be a full and complete discharge of any liability for such payments.
8.5Litigation. In any action or proceeding regarding any Plan benefits or the administration of the Plan, employees or former employees of the Employers and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Company, the Employers, the Administrator and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.
8.6Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.
8.7Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

8.8Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.
8.9Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.
8.10Taxes and Withholding. Notwithstanding any other provisions of the Plan, each Employer may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.
8.11Applicable Law. The Plan shall be construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.
8.12Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Employers under the Plan.
8.13Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Administrator and its successor, and on the Company, the Employers and their successors, whether by way of merger, consolidation, purchase or otherwise, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company, as a condition precedent to such transaction, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
8.14Effect on Other Employee Benefit Plans and Company Policy. Any benefit paid or payable under the Plan shall not be included in a Participant’s or employee’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Company or any Employer except as may otherwise be required under the terms of such employee benefit plan or applicable law.
8.15No Vested Right to Benefits. No employee or Participant shall have any vested right to Severance Benefits under the Plan.
8.16Code Section 409A. The time and form of payment of the Participant’s Severance Benefits upon termination of employment described in Article IV shall be made in accordance with such Article, provided that to the extent that such payments at such time cannot be characterized as a “short term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, and the Participant is a “specified employee” under Code Section 409A, such portion of the payment that constitutes deferred compensation (as such term is described under Code Section 409A) that is subject to such required delay shall be delayed until the earlier to occur of the Participant’s death or the date that is six (6) months and one day following the Participant’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8.16 shall be paid to the Participant in a lump sum, and any remaining payments due under Article IV, shall be payable at the same time and in the same form as such amounts would have been paid in accordance with their original payment schedule under such Article. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which the Participant is entitled shall be treated as a separate payment.
The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan that is a “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.
The taxable year in which any in-kind benefit is paid shall be determined in the sole discretion of the Employer, and the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment. All reimbursements and in-kind benefits provided pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (a) the amounts reimbursed and in-kind benefits provided under this Plan during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (b) the reimbursement of an eligible expense shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, and (c) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.
The Plan and the Severance Benefits provided hereunder are intended to comply with Code Section 409A, to the extent applicable thereto, or to otherwise be exempt from Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Employers shall not be required to assume any increased economic burden in connection therewith. Although the Employers and the Administrator intend to administer the Plan so that the Plan and the Severance Benefits provided hereunder comply with the requirements of Code Section 409A, to the extent applicable thereto, none of the Company, the Employers nor the Administrator represents or warrants that the Plan or the Severance Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non‑United States law. None of the Company, the Employers, their Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Employers and their Affiliates shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.
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Appendix A
Tier 3 Participants
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